CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         We consent to the use of our report, dated December 22, 2003, on the annual financial statements and financial highlights of The Noah Fund, a series of The Noah Investment Group, Inc., which is included in Part B in Post Effective Amendment No. 13 to the Registration Statement under the Securities Act of 1933 and Post Effective Amendment No. 15 under the Investment Company Act of 1940 and included in the Prospectus and Statement of Additional Information, as specified, and to the reference made to us under the caption "Independent Auditors" in the Statement of Additional Information.

Abington, Pennsylvania                                    /s/ Sanville & Company
February 28, 2004                                   Certified Public Accountants